Exhibit 10.1

May 12th, 2021

Dear Trent,

In recognition of your new role and added responsibilities with LendingTree, Inc. your base salary is being adjusted accordingly.

Effective May 23rd, 2021 your base pay will reflect an increase to $325,000 annually, less applicable deductions. This change will be reflected in your June 11th, 2021 paycheck.

Also, effective January 1st, 2021 your new Annual Bonus Target is 50% of your Base Pay and your Annual Equity Grant Target is $800,000. Payouts can be greater than or less than target and are a function of company and individual performance as well as management discretion and may not be awarded in each year. Please note that all applicable deductions will be made from bonus checks, such as 401k contributions (if any), Federal and State taxes, etc.

You will also receive a one-time equity compensation award in the amount of $600,000 under the Amended and Restated LendingTree, Inc. Stock and Annual Incentive Plan (the “Plan”). 50% of the award value will be granted as LendingTree Restricted Stock Units and 50% will be granted as LendingTree non-qualified stock options with option value determined using the Black-Scholes option pricing model. The award will vest in equal amounts annually over three years. The grant date will be June 3rd, 2021 and the exact number of RSUs will be determined using the closing price of the Company’s stock on said grant date. You will receive an award notice providing the details of your grant, including the number of shares granted, and the terms and conditions of the award. Detailed information on your award, as well as the Terms and Conditions and the Plan, will be available for your review on the E*Trade website. Please allow 4 – 6 weeks for the award to be loaded and visible in E*Trade.

Thank you for your contributions to the organization and we look forward to your continued leadership to the team!

Sincerely,

/s/ Jill Olmstead

Jill Olmstead
Chief HR & Administrative Officer
LendingTree Inc.